Exhibit 10.44
Second Amendment
to the
Capella Education Company
Employee Stock Ownership Plan
(Second 2005 Restatement)
The Capella Education Company Employee Stock Ownership Plan (Second 2005 Restatement) is amended in the following respects:
I.
Section 7.1.1 is amended in its entirety, effective October 25, 2006, to read as follows:
7.1.1	Balance of Accounts. Each Account will have a stock balance expressed in full and fractional shares of Company Stock, and may have a cash balance expressed in United States dollars to reflect (i) cash contributions, cash dividends, and other cash amounts received by the Trust Fund that are held in cash temporarily pending investment in shares of Company Stock, (ii) such cash dividends received by the Trust Fund as the Trustee determines are appropriate to hold in cash for purposes of honoring anticipated or known dividend pass-through elections by Participants and Beneficiaries, and (iii) such minor amounts (if any) as the Trustee determines are appropriate to hold in cash for purposes of honoring anticipated or known distribution and transfer requests from Participants and Beneficiaries.
II.
Section 7.2.1(b) is amended in its entirety, effective October 25, 2006, to read as follows:
(b)	Cash Dividends. The cash dividends paid on shares of Company Stock held by the Trust Fund as of the record date declared by the Company for such dividend (other than cash dividends paid on shares held in the Unallocated Reserve) will be allocated among the Accounts. The portion allocated to each Account will be treated as follows:
(1)	If the Participant (or Beneficiary of a deceased Participant) has elected to have such dividend paid to him/her pursuant to Sec. 8.3, such dividend (or the allowable portion of such dividend) will be paid to the Participant or Beneficiary as soon as administratively practicable following the payable date of such dividend.
(2)	Any amounts not paid to the Participant (or Beneficiary of a deceased Participant) will be added to the balance of the Account and invested in shares of Company Stock as soon as administratively practicable following the payable date of such dividend.

The portion of such cash dividend allocated to each Participant’s (or Beneficiary’s) Account will be determined by multiplying the total cash dividend paid per share of Company Stock by the number of full and partial shares of Company Stock allocated to the Participant’s or Beneficiary’s Account as of the record date declared by the Company for such dividend.
The cash dividends paid on shares of Company Stock held in the Unallocated Reserve as of the record date declared by the Company for such dividend will be credited to the Unallocated Reserve and will thereafter be applied to any payment due for the Plan Year on the Exempt Loan.
III.
Section 8.1 is amended in its entirety, effective October 25, 2006, to read as follows:
8.1	Investment in Company Stock. All Accounts will be invested exclusively in shares of Company Stock, except for (i) such cash dividends received by the Trust Fund as the Trustee determines are appropriate to hold in cash for purposes of honoring anticipated or known dividend pass-through elections by Participants and Beneficiaries, and (ii) such minor amounts (if any) as the Trustee determines are appropriate to hold in cash for purposes of honoring anticipated or known distribution and transfer requests from Participants and Beneficiaries. All shares of Company Stock held under the Plan will be held in the name of the Trustee or the nominee of the Trustee.
IV.
Article VIII is amended, effective October 25, 2006, to add a new Sec. 8.3 to read as follows:
8.3	Dividend Pass Through Option.
8.3.1	Dividend Pass-Through Option. A vested Participant (or Beneficiary of a deceased Participant) may elect to have the cash dividends that are allocated to his/her Account under Sec. 7.2.1(b) either paid to him/her in cash or added to his/her Account and invested in shares of Company Stock, subject to such minimum dividend amount as may be established by the Plan Administrator with respect to which an election will not be available. Any such minimum dividends will be invested in shares of Company Stock. If a Participant is not vested, any cash dividend allocated to such Participant’s Account will be invested in shares of Company Stock.
8.3.2	Vested Participants. To be considered vested for this purpose, the Participant must be vested as of the record date declared by the Company for the dividend payment.
8.3.3	Dividends. Only such payments (or portions of a payment) that are classified by the Company and Code § 316 as “dividends” are subject to the election provided in this Sec. 8.3. Any other amounts that are paid by the Company with respect to shares of Company Stock will not be considered “dividends” for purposes of this Sec. 8.3, regardless of what the payments are called.

8.3.4	Election Procedures. An election hereunder must be made in such manner and in accordance with such rules as may be prescribed for this purpose by the Company (including by means of a voice response or other electronic system under circumstances so authorized by the Company). In the absence of an affirmative election received by the deadline established for this purpose for a given dividend payment, a Participant or Beneficiary will be deemed to have elected to have the cash dividend added to his/her Account and invested in shares of Company Stock. An election hereunder will be “evergreen” — that is, it will continue to apply until changed by the Participant or Beneficiary; provided that, a Participant or Beneficiary will be allowed to revise his/her election no less than once a year, and if there is a change in the terms of the Plan governing the manner in which dividends are paid or distributed, a Participant or Beneficiary will be allowed a reasonable opportunity to make a new election.
The reasonable cost of effectuating a cash dividend payment (including, for example, any check writing fee) will be charged to the Participant’s or Beneficiary’s Account, unless paid by the Company.

Date: October 25, 2006

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